Exhibit 10(b)

[Note: Text in [    ] is only included in agreements with individuals employed by U.S. subsidiaries of Tim Hortons Inc. Text in {    } is only included in agreements with individuals employed by Tim Hortons Inc.]

Form of Restricted Stock Unit Award Agreement
(2013 Award – NEOs, VPs and Up)

Participant Name (“Grantee”):

Employee Number:

Grant Name:

Date of Grant:	May 15, 2013

Total Award:

Vest Schedule – RSUs

Vest Date	Vest Quantity
November 15, 2015	100%

RESTRICTED STOCK UNIT AWARD AGREEMENT

(with related Dividend Equivalent Rights)

Tim Hortons Inc.

Grant Year: 2013

May 15, 2013

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of the 15th day of May, 2013 (the “Date of Grant”), [by and among] {between} Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”), [the below noted Employer,] and the above-noted Grantee (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. 2012 Stock Incentive Plan, as amended from time to time (the “Plan”), in order to provide additional incentive compensation to certain employees and directors of the Company and its Subsidiaries (as defined in the Plan); and

WHEREAS, pursuant to Section 4.2 of the Plan, the Human Resource and Compensation Committee (“Committee”) of the Board of Directors of the Company (“Board”) has determined to grant to the Grantee on the Date of Grant an Award of Restricted Stock Units with related Dividend Equivalent Rights as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company and its Subsidiaries; and

WHEREAS, the Award is evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the Award.

NOW, THEREFORE, the Parties agree as follows:

1.	Award.

1.1	The Company (or in the case of a Grantee employed by a Subsidiary [(the “Employer”)], the Employer) hereby grants to the Grantee in respect of employment services provided by the Grantee an award of the above-noted number of Restricted Stock Units (the “Award”) with an equal number of related Dividend Equivalent Rights (as defined in the Plan). Subject to Section 6 hereof, each Restricted Stock Unit represents the right to receive, at the absolute discretion of the Company, (i) one (1) Share (as defined in the Plan) from the Company, (ii) cash delivered to a broker to acquire one (1) Share on the Grantee’s behalf, or (iii) one (1) Share delivered by the Trustee (as defined in Section 7), in any case at the time and in the manner set forth in Section 7 hereof.

1.2	Each Dividend Equivalent Right represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Share represented by the Restricted Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any amount related to cash dividends shall be converted into additional Restricted Stock Units based on the Fair Market Value of a Share on the date such dividend is made. Any additional Restricted Stock Units granted pursuant to this Section shall be subject to the same terms and conditions applicable to the Restricted Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 7, inclusive, of this Agreement. In the event that a Restricted Stock Unit is forfeited pursuant to Section 6 hereof, the related Dividend Equivalent Right shall also be forfeited. Fractional Restricted Stock Units may be generated upon the automatic settlement of Dividend Equivalent Rights into additional Restricted Stock Units and upon the vesting of a portion of a Restricted Stock Unit award (see Section 3). These fractional Restricted Stock Units continue to accrue additional Dividend Equivalent Rights and accumulate until the fractional interest is of sufficient value to acquire an additional Restricted Stock Unit as a result of the settlement of future Dividend Equivalent Rights, subject to adjustment upon the vesting of a portion of the underlying Restricted Stock Unit award (see Section 3). The Committee shall determine appropriate administration for the tracking and settlement of Dividend Equivalent Rights, including with respect to fractional interests, and the Committee’s determination in this regard shall be final and binding upon all Parties.

1.3	This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations, rules, etc., of the Committee in connection with the Plan. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions on Transfer.

The Restricted Stock Units and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3.	Vesting.

Except as otherwise provided in this Agreement, Restricted Stock Units granted hereunder shall vest in their entirety on November 15, 2015. Fractional Restricted Stock Units may be generated and/or adjusted upon the vesting of the Restricted Stock Units awarded under this Agreement. See Section 7 regarding settlement of fractional Restricted Stock Units.

4.	Effect of Terminations of Employment.

4.1	Death, Disability or Termination in Connection with Certain Dispositions. If Grantee’s employment terminates as a result of Grantee’s death or becoming Disabled (as defined in the Plan), or if the Grantee is terminated without Cause in connection with the sale or disposition of a Subsidiary, in each case if such termination occurs on or after the Date of Grant, all Restricted Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the Termination Date.

4.2	Retirement. If Grantee’s employment terminates as a result of the Grantee’s Retirement, and if such termination occurs on or after the Date of Grant, any unvested Restricted Stock Units will remain outstanding and will continue to vest in accordance with the vesting schedule described in Section 3 of this Agreement. For the purposes of this Agreement, “Retirement” means a termination of employment after attaining age 60 with at least ten (10) years of service (as defined in the Company’s qualified retirement plans) and other than by (A) death; (B) Disability; (C) for Cause; or (D) a voluntary termination by the Grantee or without Cause termination by the Company, unless the Company and Grantee mutually agree that such termination shall be considered a “Retirement;” provided that if an Award is subject to Section 409A of the Code, a termination of employment must also constitute a “separation from service” within the meaning of Section 409A of the Code in order for the foregoing to apply.

4.3

Trading Policies and Transfer of Shares. For a period of six (6) months following a termination of employment, whether under Section 4, 5, or 6 of this Agreement, Grantee shall continue to be subject to the Company’s insider trading and window trading policies and must follow all pre-clearance procedures, and all other requirements, included in those policies. In the case of Retirement, a termination due to Disability, or death, Grantee or Grantee’s estate or legal representative, as the case may be, shall take all reasonable steps to transfer all Shares received under this Agreement (and all other Shares that have vested and are maintained by the Plan Administrator (as defined in Section 7) in a brokerage account for the benefit of

Grantee) from the Plan Administrator within five (5) years following the Grantee’s termination of employment. For terminations arising for any reason other than death, Disability or Retirement, Grantee shall transfer all Shares received under this Agreement (and all other Shares that have vested and are maintained by the Plan Administrator in a brokerage account for the benefit of Grantee) from the Plan Administrator within one (1) year following the Grantee’s termination of employment.

4.4	Termination. For purposes of this Agreement, the word “terminate” or “termination” in connection with the Grantee’s employment shall mean the Grantee ceasing to perform services for the Company or such Subsidiary, as the case may be, without regard to: (i) whether such Grantee continues thereafter to receive any payment from the Company or such Subsidiary, as the case may be, in respect of the termination of such Grantee’s employment, including, without limitation, any continuation of salary or other compensation in lieu of notice of such termination, or (ii) whether or not Grantee is entitled or claims to be entitled at law to greater notice of such termination or greater compensation in lieu thereof than has been received by such Grantee. In addition, to the extent necessary to comply with the requirements of Section 409A of the Code, any reference to the Grantee’s Termination shall mean the Grantee’s “separation from service” as defined by Section 409A of the Code.

5.	Effect of Change in Control.

Subject to Section 6 hereof, in the event of a Change in Control (as defined in the Plan), Section 10.6 of the Plan will apply to the unvested portion of the Award.

6.	Forfeiture of Award.

Except as otherwise provided in this Agreement, any and all Restricted Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited upon:

(a) the termination of the Grantee’s employment with the Company or any Subsidiary for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(b) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.	Satisfaction of Award.

In order to satisfy Restricted Stock Units after vesting pursuant to this Agreement, the Company (or in the case of a Grantee employed by a Subsidiary, the Employer) shall, at its election either (i) deliver authorized but unissued Shares; (ii) deliver cash to a broker designated by the Company who, as agent for the Grantee, shall purchase the appropriate number of Shares on the open market; (iii) contribute cash to a trust fund (the “Trust”) to be used by the trustee thereof (the “Trustee”) to purchase Shares for the purpose of satisfying the Grantee’s entitlements under this Agreement, which Shares shall be held by the Trustee, and the Trustee, upon direction, shall deliver such Shares to the Grantee; or, (iv) any combination of the above.

The aggregate number of Shares issued by the Company, purchased by a broker for the Grantee or delivered by the Trustee to a Grantee at any particular time pursuant to this Section 7 shall correspond to the number of Restricted Stock Units that become vested on the vesting date, with one (1) Restricted Stock Unit corresponding to one (1) Share, subject to any withholding as may be required under Section 9 of this Agreement, notwithstanding any delay between a vesting date and the settlement date. Fractional Shares may be issued or delivered upon settlement of vested Restricted Stock Units. All parties understand, acknowledge and agree that fractional Shares cannot be traded in the public markets, and therefore, any fractional Share issued or delivered to Grantee upon settlement of a vested Restricted Stock Unit, after taking into account the reduction to the number of Shares as required under Section 9 of this Agreement, if applicable, will ultimately be settled in cash when the Grantee sells Shares through the Plan Administrator or transfers Shares out of the Plan Administrator’s system. The Committee shall determine appropriate administration for the settling of vested Restricted Stock Units, including with respect to fractional interests, and the Committee’s determination in this regard shall be final and binding upon all Parties. As used herein, “Plan Administrator” shall mean the party engaged by the Company to administratively track awards and accompanying Dividend Equivalent Rights granted under the Plan, as well as handle the process of vesting and settlement of such awards.

The Company will satisfy its obligations in this Section 7 on each vesting date or as soon as administratively practicable but no later than December 31 of the year in which such vesting date occurs. Notwithstanding the foregoing, with respect to Restricted Stock Units that become vested pursuant to Section 4 (other than as a result of the Grantee’s death), if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date the Grantee’s employment terminates and settlement of such Restricted Stock Units is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then the Company shall satisfy its obligations in this Section 7 by the later of (i) the date otherwise required by this Section 7 or (ii) the first business day of the calendar month following the date which is six (6) months after the Grantee’s employment terminates.

Any of the Company’s obligations in this Section 7 may be satisfied by the Company or the Employer.

8.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a Board member.

9.	Withholding of Taxes.

Upon (i) the delivery to the Grantee (or the Grantee’s estate, if applicable) of authorized and unissued Shares; (ii) the delivery of cash to a broker to purchase and deliver Shares; or (iii) the delivery by the Trustee of Shares pursuant to the Trust Agreement, in each case pursuant to Sections 1 and 7 hereof, the Company [(or in the case of a Grantee employed by a Subsidiary], the Employer or the Trust, as applicable, shall require payment of or other provision for, as determined by the Company, an amount equal to the federal, state, provincial and local income taxes and other amounts required by law to be withheld or determined to be necessary or appropriate to be withheld by the Company, the Employer or the Trust, as applicable, in connection with such delivery. In its sole discretion, the Company, the Employer or the Trust, as applicable, may require or permit payment of or provision for such withholding taxes through one or more of the following methods: (a) in cash, bank draft, certified cheque, personal cheque or other manner acceptable to the Committee and/or set forth in the relevant exercise procedures; (b) by withholding such amount from other amounts due to the Grantee; (c) by withholding a portion of the Shares then issuable or deliverable to the Grantee having an aggregate fair market value equal to such withholding taxes and, at the Company’s election, either (I) canceling the equivalent portion of the underlying Award and the Company or the Trust paying the withholding taxes on behalf of the Grantee in cash, or (II) selling such Shares on the Grantee’s behalf; or (d) by withholding such amount from the cash then issuable in connection with the Award.

Fractional Shares may be issued or delivered and/or adjusted upon the withholding of taxes in accordance with this Section 9, and the settlement of the Restricted Stock Units into Shares will be adjusted by the amount of the withholding, including by the fractional Shares generated and/or adjusted upon the withholding transaction. Any fractional Shares will ultimately be paid or settled in cash in accordance with Section 7 of this Agreement. Additional fractional Shares may continue to accrue and be added to existing fractional Shares upon future vesting and settlement of Restricted Stock Units (in accordance with the terms of this Agreement) if vested Shares remain in the Plan Administrator’s system.

10.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations and rules of the Committee in connection with the Plan. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

11.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto.

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.	Successors in Interest and Assigns.

The Company and the Employer may assign any of their respective rights and obligations under this Agreement without the consent of the Grantee. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Company and the Employer. This Agreement shall inure to the benefit of the successors of the Grantee including, without limitation, the estate of the Grantee and the executor, administrator or trustee of such estate. All obligations imposed upon the Grantee and all rights granted to the Company and the Employer under this Agreement shall be binding upon the successors of the Grantee including, without limitation, the estate of the Grantee and the executor, administrator or trustee of such estate.

15.	Language.

The Parties hereto acknowledge that they have requested that this Agreement and all documents ancillary thereto, including all the documentation provided to the Grantee in respect of the Award, be drafted in the English language only. Les parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents y afférents, y compris toute la documentation transmise au bénéficiaire relativement à l’octroi des droits prévu aux présentes, soient rédigés en langue anglaise seulement.

16.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17.	Entire Agreement.

This Agreement and the terms and conditions of the Plan (as well as any and all determinations, policies, instructions, interpretations and rules of the Committee in connection with the Plan) constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

20.	Compliance with Section 409A.

This Agreement is intended to satisfy the requirements of Section 409A of the Code and is intended not to be a “salary deferral arrangement” (a “SDA”) within the meaning of the Income Tax Act (Canada) (“Canadian Tax Act”), and shall be interpreted and administered consistent with such intent. To the extent that the interpretation and administration of this Agreement in accordance with Section 409A of the Code would cause any of the arrangements contemplated herein to be a SDA, then for any Grantee who is subject to the Canadian Tax Act and not subject to Section 409A of the Code, the Agreement shall be interpreted and administered with respect to such Grantee so that the arrangements are not SDAs. For Grantees subject to both Section 409A of the Code and the Canadian Tax Act, the terms of this Award shall be interpreted, construed, and given effect to achieve compliance with both Section 409A of the Code and the Canadian Tax Act, to the extent practicable. If compliance with both Section 409A of the Code and the Canadian Tax Act is not practicable in connection with the Award covered by this Agreement, the terms of this Award and this Agreement remain subject to amendment at the sole discretion of the Committee to reach a resolution of the conflict as it shall determine in its sole discretion.

21.	Recoupment Policy upon Restatement of Financial Results.

The Award, and any proceeds therefrom, is subject to the Company’s right to reclaim its benefits: (i) in the event of a financial restatement pursuant to the Recoupment Policy Relating to Performance-Based Compensation (the “Recoupment Policy”) adopted by the Board, as may be amended from time to time; or (ii) in accordance with the terms of any separate agreement, understanding or arrangement between the Grantee and the Company, or any affiliate thereof. In accordance with the Recoupment Policy, if the Company’s financial statements are required to be restated for any reason (other than restatements due to changes in accounting policy with retroactive effect), the Board will review the Award earned by the Grantee. If the Board determines that, after a review of all of the relevant facts and circumstances, the grant of the Award was predicated upon the achievement of certain financial results that were subsequently corrected as part of a restatement and a lower Award would have been made to the Grantee based upon the restated financial results, then, the Board will seek recoupment of the Award to the extent that the Board deems appropriate and as provided by applicable law.

22.	Accessing Information.

A copy of the Plan and prospectus for the Plan, as may be amended, can be found by the Grantee by accessing his/her Solium Shareworks account at www.solium.com. That site also contains other general information about the Award.

23.	Confirming Information.

By accepting this Agreement, either through electronic means or by providing a signed copy, the Grantee (i) acknowledges and confirms that he/she has read and understood the Plan, the related prospectus, this Agreement and all information about the Award available at the Solium website, and that he/she has had an opportunity to seek separate fiscal, legal and taxation advice in relation thereto; (ii) acknowledges that he/she has been provided with a hard copy or an electronic copy of the Annual Report on Form 10-K for the most recently completed fiscal year of the Company; (iii) agrees to be bound by the terms and conditions stated in this Agreement, including without limitation the terms and conditions of the Plan, incorporated by reference herein; and (iv) acknowledges and agrees that acceptance of this Agreement through electronic means is equivalent to doing so by providing a signed copy.

TIM HORTONS INC.

by
Name:
Title:

[ (“Employer”)

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